TRUST AGREEMENT

(TMP Trust)

THIS TRUST AGREEMENT (this "Agreement") is made and entered into this 23rd day of December, 2005, by PRIDES CAPITAL PARTNERS, LLC, a Delaware limited liability company, as Grantor, and TIMOTHY KENNEALLY, as Trustee.

RECITALS:

1.        Grantor desires to create a trust under the laws of the State of Massachusetts for its benefit during the term of this trust, as provided herein.

2.        Grantor desires to provide to the Trustee exclusive control with respect to the disposition and voting of the shares of common stock of Trump Entertainment Resorts, Inc. identified on Schedule A (the “Shares”), which Grantor is assigning to the Trustee.

3.        Grantor desires that the Trustee hold the assets described in Schedule A and any additional property as Grantor in the future may assign to the Trustee, for such purposes, and the Trustee is willing to hold such assets for such purposes and to administer the trust on the terms and conditions set forth in this Agreement.

4.        Certain capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in Article VII of this Agreement.

NOW, THEREFORE, in consideration of the individual promises herein, Grantor hereby conveys to the Trustee, and the Trustee hereby accepts, the assets described in Schedule A, such property and any other property which the Trustee may hereafter hold or acquire (all of which property and the income accrued thereon and the proceeds therefrom referred to collectively as the "Trust Estate") to be held by the Trustee, IN TRUST, for the uses and purposes, with the powers and authority, and upon the terms and conditions hereinafter set forth:

ARTICLE I

Provisions During Term

During the term of the trust, the Trustee shall hold, manage, and sell the Trust Estate, collect the income arising therefrom, and, after paying (or making provision for the payment of) all debts and expenses of the trust, distribute all of the trust’s net income and any capital gains realized by the trust from the sale of Shares to Grantor, all in accordance with the terms of this Agreement. Grantor shall have no right to demand or receive from the trust any Shares.

ARTICLE II

Instructions To Trustee

1.   Sale of Shares. Except as provided in this Article II, prior to termination of the trust, the Trustee shall not sell or otherwise dispose of any Shares. In the event the market price of the Shares rises to at least $40.00 per share, the Trustee shall sell Shares held in the trust in an expeditious manner in open-market transactions, for a purchase price of no less than $40.00 per Share, until it has sold a total of 100,000 Shares (adjusted for any stock splits, etc.). In the event the market price of the Shares rises to at least $45.00 per share, the Trustee shall sell Shares held in the trust in an expeditious manner in open-market transactions, for a purchase price of no less than $45.00 per Share, until it has sold a total of 200,000 Shares (including those sold pursuant to the immediately preceding sentence and adjusted for any stock splits, etc.). In the event the market price of the Shares rises to at least $50.00 per share, the Trustee shall sell all of the Shares remaining in the trust in an expeditious manner in open-market transactions, for a purchase price of no less than $50.00 per Share, until it has sold all of the remaining Shares held by the trust.

2.   Payment of Taxes and Other Expenses. It is Grantor’s intention and expectation that this trust will be treated as a “grantor trust” pursuant to Section 671 of the Code and the Treasury Regulations promulgated thereunder. The Grantor shall pay any tax liabilities and other expenses that may arise with respect to the trust estate. In the event the Trustee incurs any such expenses, Grantor agrees to promptly reimburse Trustee upon receiving written notice thereof.

ARTICLE III

Powers of the Trustee

1.   General Powers. Grantor gives to the Trustee, in addition to all powers conferred upon it by law, the following powers:

(a)        Investments. To hold and retain all of the Shares received by the Trustee, even though such holding otherwise would not be permitted by law for the investment of trust funds or would not be considered appropriate for retention by a Trustee.

(b)        Sale of Shares. To sell the Shares in accordance with this Agreement and to execute and deliver all agreements and instruments necessary or appropriate to effect such sales.

(c)        Voting. To vote the Shares in person or by general or limited proxy at any and all meetings of stockholders for any and all purposes without any limitation whatsoever or to refrain from voting with respect thereto. The Trustee shall have the exclusive right to exercise all voting rights associated with any Shares.

(d)        Distributions. To make distributions to the beneficiary in cash or in kind in accordance with this Agreement.

(e)        Employment of Agents. To employ brokers or other agents to handle securities transactions and to employ such other persons as it may deem advisable, and to compensate them in such amounts as it may deem reasonable, and to charge the expense thereof to income or principal or both as it may determine, and to rely on information or advice furnished by them and to delegate to them any discretions which it may deem proper.

(f)         Registration of Property. To register any property in the name of its nominee or nominees, without qualification or description, or to hold the same unregistered or in such other form that title shall pass by delivery, or, in the case of a corporate Trustee, in its own name without qualification or description.

(g)        Location of Property. To maintain and keep any assets at any place in the United States or elsewhere, or with a depository or custodian at any such place, as it may determine.

(h)        Post-termination Period. To exercise all powers and authority, including any discretion conferred upon it hereunder, until all assets held by the Trustee are fully distributed.

(i)         Execution of Instruments. To execute and deliver agreements, assignments, bills of sale, contracts, powers of attorney, receipts, and other instruments which in its judgment are necessary or desirable for the proper management, investment and discharge of its duties hereunder, or for the exercise of any power conferred upon it.

(j)         Securities Filings. Subject to Section 3 of this Article III, to join in the filing of any documents with the Securities and Exchange Commission (or any state administrative agency regulating the issuance and sale of securities) required in order to sell any securities owned by Grantor or the trust created hereunder, or any securities of any entity in which Grantor or the trust has an interest, and to take such other steps and execute such other documents as the Trustee believes necessary or desirable to effectuate such sale.

2.   Investment Objectives. It is Grantor's express objective in establishing this trust that the Shares shall constitute the sole assets of the trust estate until they are sold in accordance with this Agreement and the Trustee shall be under no obligation to sell the Shares in order to provide for diversification of investment of the trust estate. Accordingly, Grantor waives the prudent investor rule.

3.   Reporting of Certain Sales Transactions and Securities Filings to Grantor.

(a)        The Trustee shall report all transactions undertaken by it by sending to Grantor (by facsimile) a copy of the trade confirmation within twenty four (24) hours after each such transaction is executed. The Trustee shall arrange for Grantor to receive copies of all account statements for any accounts (e.g., savings, checking, and similar accounts) established by the Trustee and any other reports or information requested by Grantor.

(b)        In the event the Trustee determines that it may need to file with the Securities and Exchange Commission (or any state administrative agency) any report relating to its transactions in or holding of securities held by the trust, the Trustee shall notify Grantor of Trustee's intention to file such report and shall provide a copy of any proposed report to Grantor a reasonable period prior to the date the Trustee intends to file the report (provided, however, that the Trustee shall not be required to provide any report to Grantor hereunder that the Trustee is prohibited by law from providing).

4.   Express Limitation on Grantor's Authority Regarding Shares. Notwithstanding any other provision of this Agreement to the contrary, all power and authority to make investment decisions regarding Shares shall be vested exclusively in the Trustee, and nothing in this Agreement shall be construed to permit Grantor to control or influence any investment decision of the Trustee with respect to the acquisition or sale of any Shares that are part of the Trust Estate.

5.    Resale Limitation. In the event the Trustee decides to sell in open-market transactions any Shares contributed to the trust by Grantor, the Trustee shall, for the purpose of avoiding any disruption in the market for such stock:

(a)     effect all such sales through only one broker on any single trading day, or, if a broker is not used in connection with such sales, through a single dealer;

(b)     not effect any such sale if such sale would constitute the opening transaction in such security on the New York Stock Exchange (or such other national securities exchange as may then be the principal market for such security) or as reported in the consolidated reporting system;

(c)     not effect any such sale during the one-half hour before the scheduled close of trading on the New York Stock Exchange (or such other national securities exchange as may then be the principal market for such security);

(d)     effect all such sales (or enter all sell orders) at a price that is not lower than $0.01 in excess of the last bid published in the consolidated system or on the New York Stock Exchange (or such other national securities exchange as may then be the principal market for such security); and

(e)     not sell on a single day (other than through block sales) a number of shares exceeding twenty five percent (25%) of the average daily trading volume for such security (i) as reported in the consolidated system in the four calendar weeks preceding the week in which such sale is made or (ii) on all exchanges on which such security is traded.

6.   Limitations on Liability. No Trustee shall be liable for the acts, omissions, or defaults of any agent appointed with due care, or of any other Trustee hereunder. No Trustee shall be obliged to examine the accounts, records or acts of a previous Trustee or any allocation of such Trustee. No Trustee shall be liable for failure to demand or contest an accounting of any other Trustee, or of any predecessor, or otherwise to compel any Trustee to redress a breach of trust, unless so requested in writing by a beneficiary or by a parent, guardian, or similar fiduciary of any such beneficiary.

7.    Security Bond; Trust Accountings. So far as Grantor may lawfully do so, Grantor directs that no bond or other security shall be required of any Trustee for the faithful performance of its duties in any jurisdiction. Further, so far as Grantor may lawfully do so, Grantor excuses the Trustee from any duty to render annual or other periodic accounts to any court having jurisdiction over Grantor's estate or any trust created hereunder. The Trustee, in its sole and absolute discretion, may render an account of its proceedings as Trustee to Grantor, which shall have full power to settle finally any such account and, on the basis of such settlement, to release the Trustee from all liability for its acts or omissions as Trustee. Such settlement and release shall have the force and effect of a final decree of a court of competent jurisdiction rendered in an appropriate proceeding for an accounting. Nothing herein shall preclude the Trustee from having its accounts judicially settled if it shall so desire.

8.   Change of Trust Situs. If at any time, in the opinion of the Trustee, it is in the best interests of the beneficiaries of any trust for the trust to be located in a jurisdiction other than the one in which the trust is administered at the time, the Trustee may move the trust to such other jurisdiction. The Trustee may elect that the law of such other jurisdiction shall govern the trust to the extent necessary or appropriate under the circumstances, but not so as to enlarge or shift any beneficial interest.

9.   Delegation of Authority. Except as otherwise expressly provided in this Agreement, if there is more than one Trustee serving under this Agreement at any time, the persons so serving may agree that one or any number of them may exercise a power vested in all of them. The agreement shall be in writing and may be revoked by a writing delivered by a Trustee to the other Trustees then serving. When such an agreement has been made and has not been revoked, a Trustee who has delegated a power shall not be liable for the exercise of or the failure to exercise such power by the Trustee(s) to whom the delegation has been made. Any person dealing with a Trustee may rely upon the certificate of the delegating Trustee concerning the delegation of a power permitted by this paragraph.

10.              Corporate Affiliate Investments. The Trustee may invest in money market or mutual funds whether or not a corporate Trustee or its affiliate is the sponsor, advisor, manager or custodian of, or provider of services to, such funds.

17.              Compensation. Any individual or corporation serving as Trustee shall receive compensation for its services as Trustee hereunder as Grantor and the Trustee may mutually agree in writing from time to time.

ARTICLE IV

Trustees

1.   Grantor's Authority to Remove and Appoint Trustee. Grantor shall have the power and authority to remove and replace the Trustee, at any time and for any reason or for no reason; to appoint and remove one or more persons to serve as Co-Trustees; and to designate a successor Trustee to serve in the event any person serving as Trustee fails or ceases to so serve; provided, that the Grantor shall not be appointed or serve as Trustee or Co-Trustee at any time. Any designation of a person to serve as successor or Co-Trustee pursuant to this Paragraph shall be made by a written instrument delivered to the designee and any person then serving as Trustee. Any removal of a Trustee pursuant to this Paragraph 1 shall be made by written notice, signed and acknowledged by Grantor and served upon the Trustee to be removed by hand delivery or by registered or certified mail, return receipt requested, and such removal shall be effective on the date specified in the written notice of removal, which date shall not be earlier than the day such notice is delivered or mailed.

2.   Resignation of Trustee. Any Trustee shall have the right to resign at any time upon giving written notice at least thirty (30) days in advance of the effective date of resignation to Grantor and any Co-Trustee or successor Trustee, as the case may be.

3. Decisions of Co-Trustees; Absence or Unavailability. Whenever there are more than two persons serving as Trustee hereunder, then, except as otherwise expressly required by this Agreement: (i) such persons shall act by majority decision, with each person then serving having an equal vote; (ii) if two persons are so serving, then they shall act by unanimous decision; and (iii) if any individual serving as a Trustee is absent, incapacitated, or otherwise unavailable, the other persons so serving may act without such unavailable individual Trustee.

4. Incompetency. Any individual Trustee who is determined incompetent in the written opinion of the Trustee's attending physician and one other physician shall cease to act as Trustee.

ARTICLE V

Miscellaneous Provisions

1.   Dealings with the Trustee. No person dealing with any Trustee shall be responsible for the application of any purchase money or other thing of value paid or delivered to it; the receipt of the Trustee shall be a full discharge. No person dealing with the Trustee shall be under any obligation to ascertain the power of the Trustee to purchase, sell, exchange, transfer, mortgage, pledge, lease, distribute, or otherwise in any manner dispose of or deal with any securities or other property held by the Trustee.

2.   Acts of Trustee Conclusive and Binding. Every election, determination or other exercise by the Trustee of any right, power, privilege or discretion granted to the Trustee expressly or by implication in this Agreement or by law, whether made upon a question actually raised or implied in the acts or proceedings of the Trustee, shall, so far as permitted by law, be conclusive and binding upon all persons affected thereby.

3.   No Duty to Record. The Trustee shall be under no duty to record this Agreement or any assignment or other written evidence of any additional property deposited with the Trustee as a part of the Trust Estate or any trust hereunder.

4.   Trust Situs and Choice of Law. The situs of this trust shall be Massachusetts and this Agreement shall be governed by the laws of the State of Massachusetts unless otherwise expressly provided.

5.   Binding on Successors. This Agreement shall be binding upon the respective executors, administrators, successors and assigns of the parties hereto.

6.   Execution in Counterparts; Acceptance of Trust. This Trust Agreement may be executed in counterparts. The Trustee, by joining in the execution of this Agreement, signifies its acceptance of the trusts hereunder.

ARTICLE VI

Irrevocability; Grantor's Right To Terminate or Amend

This Agreement and the trust created hereunder shall be irrevocable, provided, that Grantor may terminate or amend this Agreement at any time by written instrument delivered to the Trustee at least sixty one (61) days in advance of the effective date of such termination or amendment. Notwithstanding the foregoing, (i) the powers, duties, obligations and liabilities of the Trustee shall not be changed unless approved in writing by the Trustee, and (ii) Grantor shall have no power or authority to amend or revoke paragraph 5 of Article III of this Agreement.

ARTICLE VII

Definitions and Presumptions

1.   Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended, all applicable regulations thereunder, and any corresponding provisions of any subsequent federal tax laws.

2.   Gender and Number. Terms expressed in one gender shall be deemed to include all genders, and the singular the plural and vice versa, except where such construction would be unreasonable.

3.   Trustee. Any reference in this Agreement to the "Trustee” shall be deemed to include not only the Trustee herein first named, but also any substitute or successor and any designated Trustee at any time serving hereunder; and all rights, powers, privileges, and discretions herein granted not only to the Trustee herein first named, but also to any such substitute or successor and any designated Trustee at any time serving hereunder.

IN WITNESS WHEREOF, Grantor has executed this Agreement and the Trustee has caused this Agreement to be executed on its behalf as of the date first set forth above.

Witness:

________________________	as to	Prides Capital Partners, LLC, Grantor

By: _________________________________
Name: ______________________________
Title: A Managing Member

________________________	as to	________________________
Timothy Kenneally, Trustee

SCHEDULE A

300,000 shares of the Common Stock of Trump Entertainment Resorts, Inc.